Exhibit 23.1

            INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT
            -------------------------------------------------------




We consent to the inclusion in this Registration Statement of Direct Insite Corp. and Subsidiaries on Form SB-2 of our report dated April 7, 2005 with respect to our audits of the consolidated financial statements of Direct Insite Corp. and Subsidiaries as of December 31, 2004 and 2003 and for the years ended December 31, 2004 and 2003, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.


/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
August 31, 2005